[Translation]
[FRONT PAGE OF THE KUN-GUARANTEE]

Woori Bank must explain the material contents hereof to the Guarantor and deliver the General Terms and Conditions for Bank Credit Transactions and a copy of this Agreement to the Guarantor.
Kun-guarantee
(for Bank)
Date: March 30, 2007
* As this joint and several guarantee is a material legal action that may cause property loss, please make a prudent decision after carefully reading in advance the contents of this Kun-guarantee (this “Agreement”) and the “Matters That a Joint and Several Guarantor Must Know” set out on the reverse page, and please fill in the parts with bold lines in the Guarantor’s own handwriting.

Joint and several guarantor:	Amkor Technology, Inc. (signature) Name: Kenneth T. Joyce Title: Executive Vice President And Chief Financial Officer
Address: 1900 South Price Road, Chandler, Arizona 85248, U.S.A.

Seal Authenticity
Verification

/s/ KENNETH T. JOYCE

Agreement on Provision and Usage of Personal Credit Information
[intentionally deleted]

The joint and several guarantor (the “Guarantor”) hereby agrees that it will be responsible jointly and severally with the Obligor for any and all obligations owed as of now or to be owed hereinafter by the Obligor to Woori Bank (the “Bank”) to the extent set forth in Article 1, hereby approves that the performance of this guarantee obligation shall be subject to each provision of the General Terms and Conditions for Bank Credit Transactions and other transaction agreements on the following guaranteed obligations that the Obligor has submitted to the Bank, and hereby acknowledges and agrees to each of the following terms:
Article 1. Contents of Guaranteed Obligations
1.1 The Guarantor hereby undertakes the guarantee pursuant to the terms set forth below:

(1)	Obligor’s name:	Amkor Technology Korea, Inc.
Representative Director Kyu-Hyun Kim
Obligor’s address:280-8, Sungsoo-dong 2-ga, Sungdong-gu, Seoul

1	Woori Bank

(2)	Scope of obligations guaranteed

The Bank has explained to the Guarantor that the Guarantor may elect any one of the following 3 types of guarantee, under which the scope of respective obligations guaranteed varies from one another, and among them, the Guarantor hereby agrees to guarantee those obligations (including interest, default interest, and any other ancillary obligations) as set forth in
Specific kun-guarantee

(i)	Specific kun-guarantee: all of the following obligations owed by the Obligor to the Bank (head office and branch offices), which are now existing or will exist hereinafter as a result of the transactions under the following agreements (if the maturity date or transaction period of any of the following agreements is extended with the Guarantor’s consent, including such obligations):

– Foreign currency credit facility agreement dated as of ; and

– agreement dated as of
(ii)	Limited kun-guarantee: all of the following obligations owed by the Obligor to the Bank (head office and branch offices), which are now existing or will exist hereinafter as a result of the following types of transaction:

– transaction; and

– transaction
(iii)	Comprehensive kun-guarantee: all of the following obligations owed by the Obligor to the Bank (head office and branch offices), which are now existing or will exist hereinafter:
(a)	all obligations resulting from borrowings based on promissory notes, borrowings based on certificates, borrowings based on overdraft accounts, promissory note discounts, payment guarantees, factoring, transactions relating to installment deposits for mutual aid (sanghobukeum), acquisition of corporate bonds, lending of securities, foreign exchange transactions, and other credit transactions;

(b)	all guarantee obligations with respect to any transaction set forth in paragraph (a) above entered into with the creditor and a third party; and

(c)	all obligations under promissory notes or checks acquired by the creditor as a result of any transaction set forth in paragraph (a) above entered into with a third party.
(3)	Maximum Kun-guarantee Amount
USD Three Hundred Ninety (390) Million

(4)	Settlement Date of Kun-guarantee

2	Woori Bank

The Bank has explained to the Guarantor that the Guarantor may elect any one of the following 3 types in determining the kun-guarantee settlement date, and the Guarantor hereby elects the date determined in accordance with:
Future Designation

as the settlement date.
(i)	Future Designation: The settlement date is not currently set. Three (3) years after the date hereof, however, the Guarantor can designate the kun-guarantee settlement date by giving written notice; provided that such designated settlement date must be at least fourteen (14) days after the date on which the notice is received, and if fewer days are left after the notice is received, then the settlement date shall be the date falling on the 14th day after the date on which the notice is received.

(ii)	Automatic Determination: The settlement date is not currently set. Three (3) years after the date hereof, however, the Guarantor can designate the kun-guarantee settlement date by giving written notice; provided that such designated settlement date must be at least fourteen (14) days after the date on which the notice is received, and if fewer days are left after the notice is received, then the settlement date shall be the date falling on the 14th day after the date on which the notice is received; provided further that if the Guarantor does not express any intention until five (5) years have passed from the date hereof, then the settlement date shall be the date falling on the fifth (5th) year after the date hereof.

(iii)	Designation: Year Month ___ Day
1.2 Of the obligations owed by the Obligor to the Bank, those guaranteed by any of the following financial institutions or its equivalent shall be excluded from the scope of obligations guaranteed under Section 1.1 (2):
1.	Financial institutions under the Banking Act and banks under special laws; 2. Credit guarantee funds under the Credit Guarantee Fund Act;

3.	Technology credit guarantee funds under the Act on Financial Support of New Technology Business;

4.	Housing financing credit guarantee funds under the Act on Stability of Workers’ Housing and Support for Accumulation of Large Sum Holdings;

5.	Incorporated guarantee insurance companies under the Insurance Business Act; and

6.	Other institutions that issue guarantees under agreements with the Bank.

Article 2.	Special Agreement	Guarantor:
		/s/ KENNETH T. JOYCE	(seal)

3	Woori Bank

The guarantee by the Guarantor is provided in consideration for the repayment of US$ 300 million bonds issued by the Obligor.

Consultant	Title: Sr. Manager	Name:	/s/ YONG SU KIM	(seal)

* The Guarantor shall read the following and set out the Guarantor’s intent below in handwriting based on fact. (Examples: 1. Received; 2. and 3. Heard)

1. Have you received the General Terms and Conditions for Bank Credit Transactions, other transaction agreements and a copy of this Agreement?	Received

2. Have you been explained the material contents of the above terms and conditions and in the front and reverse pages of this Agreement?	Heard

3. Have you been explained the Obligor’s liability status, any late payment, and the like?	Heard

4	Woori Bank

[REVERSE PAGE OF THE KUN-GUARANTEE]
Article 3. Restrictions on Set-off
The Guarantor shall not act against the Bank by setting off the relevant primary debt against any of the Obligor’s deposit at and/or other claims/rights with respect to the Bank before such primary debt becomes due or before the Guarantor must perform its/his/her guarantee obligation as a result of pre-payment being required under Article 7 of the general terms and conditions for credit transactions (in the case of corporate funds, including the occurrence of an event triggering a promissory note repurchase request under Article 9).
Article 4. Relationship with Other Security • Guarantee Agreements
4.1 In case the Guarantor separately provides any collateral or guarantee in favor of the Bank with respect to the same debt owed by the Obligor to the Bank, such collateral or guarantee, unless agreed otherwise, shall not be changed by this Agreement and shall be applied cumulatively as being separate from the guarantee obligation hereunder.
4.2 Notwithstanding 4.1 above, in case the Guarantor, pursuant to the request of the Bank concerned about decrease in the value of a collateral or otherwise, guarantees jointly and severally the same amount with respect to the same guaranteed obligation at the same time as such collateral is provided, the other obligation shall be released if any one of them is performed in whole or part to the extent of such performance.
Article 5. Change • Termination • Cancellation of Security, Etc.
The Bank may change, terminate or cancel other collaterals or guarantees as may be necessary for the transaction if the Guarantor consents or if there is no adverse impact on claim enforcement when the Guarantor subrogates such as, among others, substituting an existing collateral with a new collateral of the same or higher value, replacing the Guarantor with a new guarantor of the same or better qualification and ability, terminating or canceling the collateral or guarantee proportional to the amount repaid in part.

5	Woori Bank